Exhibit 10.13

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made as of the 24th of MAY, 2018, between Texas Medical Center, a Texas non-profit corporation, as Licensor (the “Licensor”), and BIOLIFE4D, INC., a Delaware C-corporation, as Licensee (the “Licensee”).

WITNESSETH:

WHEREAS:

1. Licensor owns that certain building (the “Building”) located at 2450 Holcombe Boulevard, Houston, Texas 77021-2040;

2. Within the Building is an area configured as shown on Exhibit A, attached hereto and made a part hereof by reference (the “Premises”);

3. Licensor licenses or intends to license to third parties, portions of the Premises and to allow such licensees to conduct laboratory research at the Premises;

4. Licensor desires to license to Licensee, and Licensee desires to license and use, a dedicated portion of the Premises designated for the purpose of conducting laboratory research, other laboratory related activities, business planning and related activities; excluding commercial manufacturing operations, treatment of patients or third parties in the Premises or Dedicated Space (as defined below); and

5. Licensor and Licensee are willing to enter into such license under the terms, covenants and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein the parties agree as follows:

ARTICLE I. Grant of License and License Term.

Section 1.1 Licensor does hereby grant to Licensee upon the terms and conditions of this Agreement a license (the “License’) to occupy LAB BENCH #J-251 D, at the Premises (collectively, the “Dedicated Space”) and, together with a non-exclusive right in common with the Licensor and other licensees at the Premises (the “Other Licensees”) to access and use the breakroom and lobby, necessary hallways, designated shared rest rooms, designated parking areas (as specified in and subject to Article XX111 below), computer server room serving the Dedicated Space, certain other shared conference rooms (subject to applicable Standard Operating Procedures or SOPs (as defined in Section 1.6 below)), other shared general laboratories (subject to applicable SOPs) and special equipment laboratories (subject to applicable SOPs; “Specialty Labs” as specified in and subject to Article IV below), and ingress and egress points (the “Common Space”, and collectively with the Dedicated Space, the “Licensed Space”), as the Licensed Space is from time to time designated for such use by Licensor. It is understood and agreed that Licensee shall not have access to or use portions of the Premises that are not Licensed Space. Use of the Specialty Labs shall require payment of fees for using the equipment therein by Licensee, plus any applicable taxes, and shall be invoiced and paid as provided in Section 2.3.

Section 1.2 The License granted hereunder shall be for a term (the “License Term”) commencing on the License Commencement Date (as defined in Section 2.4 below) and ending on the 1st day of the month that is eleven (11) months following the month of the License Commencement Date, unless such License Term shall sooner terminate or be further extended pursuant to any of the terms or conditions of this Agreement (the “License Termination Date”). The License granted to Licensee hereunder shall apply only to the Licensed Space during the License Term, shall not be exclusive except for the Dedicated Space and in all cases shall be subject to the terms of this Agreement and Licensor’s rights including right to access. Licensee shall have no rights to, or in, any part of the Building or Premises except the Licensed Space.

Section 1.3 The License shall automatically renew at the end of the License Term and each successive term, and be subject to the terms, conditions and obligations of this Agreement, for one successive three (3) month period (such renewal period, an “Extension Term”) unless Licensor or Licensee provides written notice to the other of termination of the License sixty (60) days prior to the License Termination Date, whereupon the License Termination Date shall automatically be deemed to be the last day of the Extension Term. In addition, upon any termination of the JJI Management Agreement, Licensor, at its option, may terminate this Agreement, upon thirty (30) days’ written notice to Licensee.

Section 1.4 Subject to the terms of this Agreement, the grant contained in this Agreement provides Licensee with exclusive use of the Licensor’s equipment, furniture and other property located in the Dedicated Space and, subject to the SOPs, non-exclusive use of the equipment, furniture and other property located in the Common Space, each as described on Schedule I attached hereto.

Section 1.5 Licensee shall ensure that its use and operations of the Licensed Space does not unreasonably interfere with the use and operations of the Building or Premises by the Licensor, and the use and operation of the Common Space by the Other Licensees and other tenants in the Building, all in conformance with the terms of this Agreement.

Section 1.6 The Licensee hereby agrees to comply with, and this Agreement is subject to, the SOPs as from time to time in effect with respect to the Premises. The initial SOPs are listed on Exhibit B and copies thereof have been made available to Licensee or will be provided to Licensee during orientation. The Standard Operating Procedures for the Premises applicable to Licensee, as revised and amended from time to time by Licensor, in Licensor’s sole discretion, are referred to herein as, the “ SOPs”.

2

Section 1.7 The Licensee hereby agrees to comply with, and this Agreement is subject to, the Building Rules and Regulations applicable to the Building promulgated by Licensor (as hereinafter defined) as from time to time in effect with respect to the Building. The initial Building Rules and Regulations are listed on Annex I and copies thereof have been made available to Licensee or will be provided to Licensee during orientation. The Building Rules and Regulations, as revised and amended from time to time by Licensor, in Licensor’s sole discretion, are referred to herein as, the “Building Rules and Regulations”.

Section 1.8 Licensor has appointed Johnson & Johnson Innovation LLC acting through Johnson & Johnson Innovation, JLABS personnel (together with any successor manager, “Manager’) to act as Licensor’s manager of the Premises under Manager’s separate operating agreement (the “JJI Management Agreement”) with Licensor. Unless and until Licensee is instructed otherwise in writing by Licensor, Manager will be authorized to perform its management responsibilities under such agreement as to the Premises and Licensee (for example, for purposes of this Agreement, among other things, Licensee shall deliver payments and security deposit to and as instructed by Manager; deliver and receive notices; be provided SOP(s); coordinate maintenance and repair activity; training; inspection and so on). Manager shall not have any right or authority to bind Licensor to any contract or arrangement or to amend or waive any of the terms and conditions of this Agreement.

ARTICLE II. License Fee and Deposit.

Section 2.1 Manager shall receive from Licensee (collecting on behalf of Licensor) a monthly license fee (the “License Fee”) equal to$ 1000 plus any and all taxes applicable to such License Fee. Subject to Section 2.3, the License Fee shall be payable in advance on the first (1st) day of each month of the License Term without prior demand therefore and without any offset or deduction whatsoever. The License Fee shall be paid in lawful money of the United States of America by electronic transfer of funds to the account of Manager set forth on Schedule II or by another method approved by Manager. The License Fee shall increase by 3% annually, beginning on the first anniversary of the License Commencement Date.

Section 2.2 If any monthly payment of the License Fee is received by Manager more than five (5) days after the same is due and payable hereunder, a late charge equal to five percent (5%) of the amount of such late installment shall thereupon be levied upon Licensee, which amount shall immediately be due and payable.

3

Section 2.3 Manager shall also receive from Licensee (collecting on behalf of Licensor) for any actual out of pocket charge, fee, cost, sum or expense that Manager pays or incurs on or after the License Commencement Date for the provision of, or in connection with, any License services, repairs or supplies provided to or for the Licensed Space (or any part thereof) at the request of Licensee that are not within the scope of the Standard License Services (as defined below), without duplication of amounts paid for services that are incorporated in or charged as part of the License Fee under Section 7.1. Additional License related services, if available, may be requested by Licensee by completing the request form therefore as provided in the applicable SOP. Charges for additional License services shall be invoiced monthly and shall be payable within ten (I 0) business days of receipt of such invoice by Licensee. Upon the request of Licensee, Manager, on behalf of Licensor, shall provide invoices and other supporting information reasonably requested by Licensee reflecting amounts paid by Manager and billed to Licensee pursuant to this Section 2.3. Nothing contained in this Section 2.3 shall be deemed to require Licensor or Manager to provide any services, repairs or supplies not expressly included as a Standard License Service.

Section 2.4 On JUNE 1st , 2018, (the “License Commencement Date’), Licensee shall take possession, or be deemed to have taken possession, of the Licensee’s Dedicated Space. On or prior to the License Commencement Date, Licensee shall pay to Manager (collecting on behalf of Licensor) the monthly License Fee for the first full month of this Agreement and, in the event that the License Commencement Date shall occur on a date other than the first (1st) day of any calendar month, Licensee shall pay to Manager (collecting on behalf of Licensor) the License Fee for the month during which the License Commencement Date occurs prorated based upon the number of days before and after the License Commencement Date in the month during which the License Commencement Date occurs. In the event that the License Termination Date shall occur on a date other than the last day of any month, the License Fee for such month shall be prorated on a per diem basis.

Section 2.5 Simultaneously with Licensee’s execution of this Agreement, Licensee shall deposit with Manager,$2000, which shall be security for the performance by Licensee of all of Licensee’s obligations, covenants, conditions and agreements under this Agreement. Manager shall not be required to maintain such security deposit in a separate account. Except as may be required by law, Licensee shall not be entitled to interest on the security deposit. Provided Licensee is not in default under this Agreement, within approximately thirty (30) days after the later of the License Termination Date or Licensee’s vacating the Premises, Manager (on behalf of Licensor) shall return such security deposit to Licensee, less such portion thereof as Licensor shall have appropriated to satisfy any of Licensee’s obligations, or any Event of Default (as hereinafter defined), under this Agreement. If there shall be an Event of Default under this Agreement, then Manager, on behalf of Licensor, shall have the right, but shall not be obligated, to use, apply or retain all or any portion of the security deposit for the payment of any (a) License Fee or any other sum as to which Licensee is in default beyond any applicable grace or cure period after notice, or (b) amount Manager may spend or become obligated to spend, or for the compensation of Manager for any losses actually incurred, by reason of an Event of Default (including, but not limited to, any damage or deficiency arising in connection with the relicensing of the Licensed Space). If any portion of the security deposit is so used or applied, then within five (5) business days after Manager gives written notice to Licensee of such use or application, Licensee shall deposit with Manager cash in an amount sufficient to restore the security deposit to the original security deposit amount, and Licensee’s failure to do so shall constitute an Event of Default under this Agreement. To the extent applicable and permitted by applicable law, Licensee hereby expressly waives any rights and remedies which Licensee may have pursuant to Sections 93.004 through 93.011 of the Texas Property Code dealing with security deposits, including as may be amended in the future.

4

ARTICLE III. Licensed Space Use.

Section 3.1 Licensee shall use the Licensed Space for the purpose of conducting laboratory research, other laboratory related activities, business planning and related activities relating to the fields of life science, biotechnology, medical device or medical consumer but excluding business operations in accordance with the business plan provided to Licensor. Licensee acknowledges that Licensor has relied on and shall continue to rely on the information provided by Licensee in its License Application (the “License Application”) provided by Licensee to Licensor prior to the date of this Agreement in determining whether to grant the License hereunder, including information to facilitate Licensor’s evaluation of whether Licensee does not plan to conduct any research or other activities that would directly compete with the ongoing or planned research and other activities of Licensor, certain of Licensor’s affiliated companies on the Premises or Manager. In the event Licensee intends to substantially change its business plan to undertake any other research, it shall notify Licensor of such general intent and thereafter reasonably cooperate with Licensor to facilitate Licensor’s reevaluation of Licensee’s suitability for retaining or renewing the License.

Section 3.2 Licensee shall at all times act, conduct its operations and control its agents, employees, invitees, tenants, licensees and visitors in such manner as not to create any nuisance, or unreasonably interfere with, annoy or disturb the Licensor, the Licensor’s business operations, the Licensor’s employees, invitees and visitors, other Licensees or tenants of the Building (as applicable). Licensee shall at all times comply with the SOPs and any other general health and safety or laboratory operating procedures, emergency, evacuation or security procedures or rules and regulations of Licensor provided to Licensee, with respect to the Licensed Space or any portion of the Premises. Licensee shall not conduct any activities which might cause the License Space or any portion of the Premises to be considered Biosafety Level 3 or Biosafety Level 4 laboratory space as defined by the 1999 NIH/CDC guideline “Biosafety in Microbiological and Biomedical Laboratories” as such guidelines may be supplemented, updated or replaced from time to time.

5

Section 3.3 Except in the case of emergencies, Licensee and its employees shall have access to the Dedicated Space and to Common Space (subject to applicable SOPs on reserving access and use of laboratory space) twenty four (24) hours per day and seven (7) per week. Licensee’s agents, invitees or guests may, with Licensee escort only, enter the Licensed Space in accordance with access and security procedures as set forth in applicable SOPs and Building Rules and Regulations.

Section 3.4 Licensee acknowledges that use of shared general laboratory space and meeting rooms within the Common Space shall be in accordance with applicable SOPs for the use of such space, including all scheduling, use and clean-up of shared general laboratory space and use of Common Space.

Section 3.5 The Licensed Space shall be used solely for uses consistent with the Licensor’s tax exempt purposes and no other uses, provided such uses must be consistent with those uses permitted by the restrictive covenants set forth in the Texas Medical Center McGovern Campus Amended and Restated Restrictive Covenants (the “Restrictive Covenants”) recorded under File No. 20140554772 in the Real Property Records of Harris County, Texas. Licensor will have the right to terminate the License Agreement by written notice to Licensee immediately upon any breach of the Restrictive Covenants. Licensor shall have the right to impose such other and reasonable restrictions on the use of the Licensed Space as in its judgment may from time to time be needed to further the goals of Licensor, including but not limited to, maintaining the Licensor’s status as an exempt organization under Section 50l(c)(3) of the Internal Revenue Code of 1986, as amended.

ARTICLE IV. Specialty Labs

Section 4.1 Provided that Licensee is not in default hereunder beyond applicable notice and cure periods, Licensee shall have the additional option to use certain specialized equipment and instruments located in the Chem/Bio Labs (“Specialty Labs”). If Licensee wishes to utilize the Specialty Labs, Licensee shall contact Manager. Licensee’s use of the Specialty Labs shall be (i) subject to the completion of all applicable training prior to use and (ii) compliance with good laboratory practices. All scheduling, use, billing and clean-up of the Specialty Labs shall also be in accordance with the applicable SOPs related to such activity.

ARTICLE V. Alterations and Personal Property.

Section 5.1 Licensee shall not make any changes, additions, improvements, alterations or other physical changes (including installing window coverings or hanging items or making holes in the walls) to the Licensed Space or any portions thereof, or any of the systems therein or thereon, or bring any furniture or equipment (including laboratory equipment) onto the Licensed Space without the prior written consent of Licensor and Manager. The only signage that will be allowed with respect to the Dedicated Space will be the interior sign installed by Licensor as provided in Schedule ITT.

6

Section 5.2 All personal property, including furniture and equipment installed in or located in the Licensed Space prior to Licensee’s use of the Licensed Space is the property of Licensor and, includes without limitation, the personal property described on Schedule I attached hereto (the “Licensor’s FF&E”). The Licensor’s FF&E shall not be altered, added to or replaced in any way by Licensee and on the License Termination Date shall be delivered back to the Licensor by Licensee in good operating condition subject only to reasonable wear and tear. If Licensee fails to deliver Licensor’s FF&E pursuant to and in the condition required by the preceding sentence, Licensor may charge Licensee, and Licensee shall pay to Licensor within 10 (ten) days from notice of such charge, reasonable repair or replacement cost, at Licensor’s sole discretion, for such Licensor’s FF&E. Additionally, Licensor may, in its sole discretion and at any time, apply all or a portion of the security deposit referred to in Section 2.5 of this Agreement to the payment of all or a portion of costs to repair or replace Licensor’s FF&E damaged by Licensee.

Section 5.3 In consideration of the mutual benefits arising under this Agreement and in order to receive payment of all License Fees and other fees and amounts payable by Licensee to Licensor under this Agreement and the faithful performance and observance of all covenants and agreements of Licensee under this Agreement, Licensee hereby grants to Licensor a lien and security interest on and in all of the property of Licensee now or hereafter placed in, upon or about the Premises, including without limitation all goods, wares, fixtures, trade fixtures, machinery, inventory, equipment, furniture, furnishings and other personal property now or hereafter placed in or upon the Premises (collectively, “Licensee’s Property”) and also upon all proceeds of any insurance which may accrue to Licensee by reason of damages to or destruction of any of Licensee’s Property, and Licensee’s Property and insurance proceeds shall be and remain subject to such lien and security interest of Licensor for payment of all License Fees and other fees and amounts payable by Licensee to Licensor under this Agreement. Said lien and security interest shall be in addition to and cumulative of the Licensor’s liens provided by law. This Agreement shall constitute a security agreement under the Uniform Commercial Code as enacted and enforced in the State of Texas (the “UCC”) so that Licensor shall have and may enforce a security interest on all of Licensee’s Property and insurance proceeds. Licensee agrees to execute as debtor such financing statement or statements as Licensor may now or hereafter reasonably request in order that such security interest or interests may be protected pursuant to said UCC. Licensor may at its election at any time file a copy of this Agreement as a financing statement. Licensor, as secured party, shall be entitled to all of the rights and remedies afforded a secured party under said UCC, which shall be in addition to and cumulative of Licensor’s liens and rights provided by law or in equity or by the other terms of this Agreement.

ARTICLE VI. Repairs and Maintenance.

Section 6.1 Licensor, at its cost, shall provide routine maintenance and repairs to the Premises and Dedicated Space. Licensee shall inform Licensor if Licensor’s FF&E in the Dedicated Space requires maintenance or repair in order to keep the same in good order and repair. Subject to the terms of this Agreement, Licensor shall have the right to maintain and repair Licensor’s FF&E in the Dedicated Space and, if Licensor’s FF&E or the Dedicated Space is damaged beyond reasonable wear and tear, Licensor may charge Licensee, and Licensee shall pay to Licensor within 10 (ten) days from notice of such charge, reasonable maintenance and repair cost for such repair and maintenance of Licensor’s FF&E. In addition to the foregoing, Licensee shall reimburse Licensor for Licensor’s costs and expenses related to maintenance and repair of the Licensed Space, the Premises or the Building required due to the negligence or willful misconduct of Licensee.

7

ARTICLE VII. Services and Training.

Section 7.1 Subject to the terms of this Agreement, Licensor shall provide to Licensee all services set forth in Schedule III (the “Standard License Services”). The cost of the Standard License Services shall be deemed included in the License Fee.

Section 7.2 Except as set forth in this Agreement (including, without limitation, in Section 6.1 and Section 7.1), Licensor shall have no obligation to (i) perform any services under this Agreement, or (ii) make any repairs or restorations except as expressly set forth herein. Licensor shall make commercially reasonable efforts to cause utilities to be provided to the Licensed Space during the License Term, provided that (i) Licensee is not in default hereunder beyond applicable notice and cure periods and (ii) other than with respect to the Licensed Services, Licensor shall not be obligated to take such action if such action would cost Licensor more than a de minimis amount, unless Licensor agrees to do so and may as a condition to doing so require Licensee to indemnify and reimburse Licensor as to any reasonable cost or expense incurred with respect thereto (such costs and expenses shall be invoiced and payable as provided in Section 2.3). In no event shall Licensor be required to bring or defend any litigation against any party with respect to any Standard License Services.

Section 7.3 Licensee shall cooperate with the requests of Licensor, and shall abide by all regulations and requirements provided to Licensee that Licensor may reasonably prescribe for the proper functioning and protection of the Licensor’s FF&E and of electric, heating, air conditioning, ventilating and, if applicable, other systems.

Section 7.4 Licensee acknowledges and agrees that Licensee (and its employees and, with Licensor’s prior written consent, any of its consultants or contractors needed for any of Licensee’s activities on the Premises) will be required to participate in and complete certain training modules as stated in the SOPs. Such required training modules will include, but not be limited to, (i) training before occupying and using Licensed Space; (ii) updated training as applicable; (iii) training for specialized equipment and (iv) training as procedures change and periodic refresher training including life safety matters as Licensor may direct from time to time. Training shall be provided by Licensor or a Third-Party Servicers (as defined below) unless, in Licensor’s sole discretion, Licensor approves prior or other training of Licensee in lieu of the provided training.

8

ARTICLE VIII. Condition of the Licensed Space.

Section 8.1 Licensee shall take the Licensed Space “as is / where is” in the condition that the Licensed Space is in on the License Commencement Date, and Licensor shall have no obligation to do any work or perform any installations in order to prepare the Licensed Space for Licensee’s occupancy. BY TAKING POSSESSION OF THE LICENSED SPACE, LICENSEE AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND AGREES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, BY LICENSOR REGARDING THE CONDITION OF LICENSED SPACE, THE PREMISES OR THE BUILDING.

ARTICLE IX. End of License Term.

Section 9.1 Licensee shall vacate and decommission the Dedicated Space upon the License Termination Date, leave the Licensed Space broom clean and in the same general order and condition as the Licensed Space on the License Commencement Date, except for reasonable wear and tear, and promptly provide a copy of all decommissioning documentation to Licensor. Such decommissioning process shall be undertaken by certified industrial hygienists acceptable to Licensor and appearing on Exhibit B-2 attached hereto and made a part hereof by reference, in compliance with Legal Requirements and good industry practice and completed by the end of the License Termination Date. In addition, Licensee shall, on or prior to the License Termination Date, (1) remove all of Licensee’s personal property and all other property and effects of Licensee and all persons claiming through or under Licensee from the Licensed Space and the Premises and (2) repair all damage to the Licensed Space and the Premises, if any, occasioned by such removal, reasonable wear and tear excepted. Licensor shall have the right to retain any property and effects of Licensee or such other persons which shall remain in the Licensed Space at the License Termination Date or to store and ultimately sell the same. Any net proceeds from the sale thereof, without waiving any of Licensor’s rights with respect to any Event of Default (as hereinafter defined) by Licensee, may be retained by Licensor to the extent allowed by applicable law. Following the decommissioning process, Licensor may, or may hire a third party to, further clean, repair and paint the Dedicated Space and may deduct the cost of such cleaning, repairing and painting from the security deposit referenced in Section 2.5.

Section 9.2 Except as otherwise expressly provided this in this Agreement and to the extent permitted by applicable law, Licensee hereby expressly waives for itself and for any person claiming through or under Licensee any rights which Licensee or any such person may have under any applicable law then in force in connection with any holdover or summary proceedings which Licensor may institute to enforce the foregoing provisions of this Article IX. If the date upon which the License Term shall expire, terminate or end shall fall on a Sunday or a holiday, then Licensee’s obligations under the first sentence of this Article IX shall be performed on or prior to the Saturday or business day immediately preceding such Sunday or holiday. Licensee’s obligations under this Article IX shall survive the License Termination Date.

ARTICLE X. Assignment.

Section 10.1 Licensee shall not assign its rights or delegate its duties under this Agreement (whether by operation of law, transfer of interest, change of direct or indirect control of Licensee or otherwise) or permit the Licensed Space or any part thereof to be occupied or used by any other person or entity without the prior written consent of Licensor (which Licensor may withhold, condition or delay in its sole discretion). Licensor shall have the right, in its sole discretion, to assign its rights and/or delegate its duties under this Agreement.

9

ARTICLE XI. Licensor Access.

Section 11.1 Licensor and its employees, contractors and agents shall have the right, on reasonable prior notice to Licensee (except in the case of an emergency in which event Licensor shall have the immediate right without notice), from time to time throughout the License Term, to enter any portion of the Licensed Space from 7:00 a.m. to 5:30 p.m. (referred to in this Agreement as “business hours”) on business days during business hours to examine the same, to show the same to prospective purchasers, mortgagees, licensees or tenants and to make such repairs, alterations, improvements or additions as Licensor may deem necessary or desirable to the Licensed Space or any other portion of the Premises; provided that (except in the event of an emergency) such access by Licensor shall be subject to reasonable limitations imposed by Licensee related to proprietary and confidential information of the Licensee and any work performed or inspections or installations made by Licensor shall be using reasonable efforts to minimize disruption to the business and operations of Licensee. None of the foregoing access rights shall give rise to any decrease or abatement of the License Fee and nothing contained in this Section 11.1 shall be deemed to impose upon Licensor any obligation to employ contractors or labor at overtime or other premium pay rates.

Section 11.2 The exercise by Licensor or its agents or by the holder of any mortgage of any right reserved to Licensor in this Article XI shall not constitute an actual or constructive eviction, in whole or in part, or entitle Licensee to any abatement or diminution of the License Fee or any other amount due hereunder, or relieve Licensee from any of its obligations under this Agreement, or impose any liability upon Licensor, or their respective agents, or upon the holder of any such mortgage, by reason of inconvenience or annoyance to Licensee or injury to or interruption of Licensee’s operations.

ARTICLE XII. Legal Compliance.

Section 12.1 Licensee agrees that its use of the Licensed Space and the Licensor’s FF&E and the installation, operation and maintenance of Licensee’s personal property and equipment shall at all times comply with all applicable laws, regulations and ordinances and the permits, orders and requirements of all government authorities (“Legal Requirements”). As part of the Standard License Services, Licensor shall use reasonable efforts to maintain at its expense the permits listed in Schedule III. Licensee hereby agrees that it shall apply for, obtain and maintain, at its expense, any additional permits or approvals required for Licensee to comply with applicable Legal Requirements and supply Licensor with a copy of all applications and all issued permits Licensee obtains. Licensee shall notify Licensor within five (5) business days after discovering that Licensee’s activities in the Licensed Space could require additional permits in order to satisfy Legal Requirements. Licensee may not conduct any activity in the Licensed Space that requires a permit until the same is issued and a copy thereof is provided to Licensor.

10

Section 12.2 In addition to the aforesaid, Licensee shall (i) not generate, store, install, dispose of or otherwise handle any hazardous materials in the Licensed Space, or in or around the Premises, in any manner contrary to any applicable law except those hazardous materials and the quantity thereof that are disclosed in writing to and approved in writing by Licensor (including any changes to such hazardous materials or the quantities thereof during the License Term) in accordance with applicable SOPs and Article III; and (ii) at Licensee’s cost and expense, remove, clean-up and remedy any hazardous materials in the Licensed Space or the Premises to the extent and in the manner required by any applicable law, if the release of such hazardous materials resulted from the action of Licensee, its employees, contractors, subcontractors, agents, licensees or invitees or occurred in the Dedicated Space.

Section 12.3 Licensee and its employees shall not generate, store, install, dispose of or otherwise handle in the Common Space any hazardous material. Without limiting the effect of the preceding sentence, Licensee shall be responsible for proper labeling and storage of all hazardous materials generated, stored, installed, disposed of or otherwise handled in the Licensed Space by Licensee and its employees, or in or around the Premises, by Licensee. Licensee shall also be responsible to file with the appropriate local governmental authorities including the fire department required information regarding hazardous materials stored and used on the Licensed Space. Licensee shall properly comply with “all right to know” requirements in accordance with applicable Legal Requirements.

Section 12.4 As a condition to and at the time of entering into this Agreement, Licensee shall complete and keep updated, Licensor’s standard Environmental Questionnaire, the form of which is attached hereto as Annex II.

ARTICLE XIII. Casualty and Condemnation.

Section 13.1 In the event that the Licensed Space or the Premises shall be materially damaged by fire or other casualty, then this Agreement and the License Term shall terminate and be of no further force and effect as of the date of such fire or other casualty, and except for those obligations which survive expiration of the License Term, neither party shall have any further obligation or liability under this Agreement for any period after such effective termination date.

Section 13.2 In the event that all or a material portion of the Licensed Space or a material part of the Premises shall be acquired or condemned by any legal authority or for public use or purpose, the License granted hereunder shall automatically terminate upon such taking together with, except for those obligations which survive expiration of the License Term, any and all of Licensor’s and Licensee’s obligations hereunder as of the date of such taking. Licensor shall have and Licensee waives and releases to Licensor all rights to claim compensation from the condemning authority as a result of any taking.

11

ARTICLE XIV. Insurance.

Section 14.1 Licensee acknowledges that it has been advised that Licensor’s insurance policies do not cover Licensee’s Property; accordingly, it shall be Licensee’s responsibility to obtain and maintain insurance covering Licensee’s Property.

Section 14.2 Licensee shall prior to occupying the Licensed Space and throughout the License Term and at its sole cost and expense maintain in full force and effect insurance coverage for Licensee and Licensee’s activities and operations as more specifically set forth on Exhibit C attached hereto. The Licensee shall provide the Licensor with a signed Certificate of Insurance evidencing that the required insurance under this Agreement is currently in effect. The Licensor reserves the right to require the Licensee to update the Certificate of Insurance periodically during the term of this Agreement. Upon execution of this Agreement, and upon each insurance policy renewal thereafter, Licensee shall furnish the Licensor with Certificates of Insurance evidencing compliance with all such requirements, in accordance with the notice requirements of Section 19.1 of this Agreement

Section 14.3 All insurance required to be maintained by Licensee shall be with companies reasonably satisfactory to Licensor and all liability insurance policies shall name Licensor, Manager and other Licensor Parties (defined below) as an additional insured as their interests may appear. Licensee shall use commercially reasonable efforts to obtain insurance that shall not be subject to cancellation or material amendment or modification except after at least 30 days’ prior written notice to Licensor.

Section 14.4 Licensee agrees that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in Texas) with respect to any property loss that is covered by insurance then being carried by Licensee, or which is required to be carried by Licensee, pursuant to the terms of this Agreement regardless of whether such insurance is actually then being carried by Licensee, the Licensee releases the Licensor and its contractors, including but not limited to Manager, from any and all claims (including claims of negligence) with respect to such loss where such insurance is valid and collectible (or would have been valid and collectible if properly maintained) respecting any such loss only to the extent of proceeds actually received (or would have been received if such insurance were properly maintained). To the extent pursuant to this Agreement Licensee is exempt from maintaining property insurance, Licensee releases Licensor and its contractors, including but not limited to Manager from any loss or damage to Licensee’s Property (including claims of negligence).

12

Section 14.5 Notwithstanding anything in this Agreement to the contrary, Licensee shall cause its respective insurance carriers and any other party claiming through or under such carriers, by way of subrogation or otherwise, to waive any and all rights of recovery, claim, action or causes of action against Licensor and its members, principals, beneficiaries, partners, officers, directors, agents, contractors (including Manager) and employees, and other designees of Licensor as the interest of such designees shall appear (collectively, “Licensor Parties”), for any loss of or damage to or loss of use of the Building, the Premises, Licensee’s Property (including Licensee’s automobiles or the contents thereof), any additions or improvements to the Building or the Premises, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LICENSOR PARTIES, which loss or damage is (or would have been, had the insurance required by this Agreement been maintained) covered by insurance.

ARTICLE XV. Indemnity.

Section 15.1 Licensee shall indemnify, defend (with counsel reasonably approved by Licensor) and hold harmless Licensor and any of its affiliated companies and the shareholders, members, officers, directors, employees, contractors, including but not limited to Manager, and agents of each of them from and against any loss, cost, damage or expense (including reasonable attorneys’ fees), or any claim therefor, (i) arising in or about the Premises, the Licensed Space, the Building or the parking areas from (a) any act or negligence or willful misconduct of Licensee, anyone claiming through or under Licensee, or Licensee’s or such other party’s agents, employees, invitees or guests or (b) any failure by Licensee to observe or perform any of the terms, covenants or conditions of this Agreement required to be observed or performed by Licensee, or (c) any event occurring in the Dedicated Space, or (ii) resulting from Licensee’s use of the Licensed Space, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNITEE, except to the extent any of the foregoing results from the gross negligence or willful misconduct of Licensor, anyone claiming through or under Licensor, or Licensor’s or such other party’s agents, employees, invitees or guests or any failure by Licensor to observe or perform any of the terms, covenants or conditions of this Agreement required to be observed or performed by Licensor. The obligations of the Licensee hereunder shall survive the expiration, cancellation or termination of this Agreement and the License Term.

ARTICLE XVI. Subordination.

Section 16.1 This Agreement and License and Licensee’s rights hereunder are subject and subordinate to all present and future ground leases, operating leases, superior leases, overriding leases and all mortgages and building loan agreements, to which the Premises is now or hereafter becomes subject or subordinate. The provisions of this Article XVI shall be self operative and no further instrument of subordination shall be required. Within ten (10) days of request from Licensor, Licensee will execute and provide to Licensor, and any third party designated by Licensor, any subordination, attornment or similar document describing the terms and status of this Agreement.

13

ARTICLE XVII. Default/Remedies.

Section 17.1 If at any time prior to or during the License Term, any one or more of the following events (the “Events of Default”) shall occur: (i) if Licensee shall default in the payment when due of any installment of the License Fee or in the payment when due of any other sums due Licensor hereunder and the default continues for five (5) business days following the due date, (ii) if any policy of insurance carried by or on behalf of Licensor with respect to the Premises shall be canceled or rendered void or voidable by reason of the use by Licensee of the Licensed Space in violation of the restrictions provided in this Agreement and if Licensee shall fail to cease such use within two (2) business days after Licensor shall have given Licensee a written notice specifying such default, (iii) if Licensee shall fail to comply with any term, covenant or condition of Article XII hereof, (iv) if Licensee shall file for bankruptcy, be declared insolvent, have a receiver appointed or assign substantially all of its assets to its creditors, or (v) if Licensee shall default in the observance or performance of any term, covenant or condition (other than the terms, covenants or conditions referred to in (i), (ii), (iii) or (iv) of this Section l 7.1) of this Agreement to be observed or performed by Licensee, and Licensee shall fail to remedy such default within ten (10) days after written notice by Licensor to Licensee of such default, Licensor shall have the right, at Licensor’s option, to either:

A. Terminate this Agreement, in which case Licensee shall immediately surrender the Licensed Space to Licensor. If Licensee fails to surrender the Licensed Space, Licensor may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Licensed Space and expel and remove Licensee, Licensee’s Property and any parties occupying all or any part of the Licensed Space; or

B. Terminate Licensee’s right to possession of the Licensed Space, in compliance with applicable Law and without prejudice to any other right or remedy, change the locks, without judicial process, and expel and remove Licensee, Licensee’s Property and any parties occupying all or any part of the Premises. If Licensor terminates Licensee’s possession of the Premises under this Section, Licensor shall have no obligation to post any notice and Licensor shall have no obligation whatsoever to tender to Licensee a key for new locks installed in the Premises.

Nothing contained in the foregoing shall in any way be construed to limit Licensor’s right to pursue any and all remedies available under applicable law upon the occurrence of an Event of Default including legal proceedings to evict Licensee from the Licensed Space and to recover License Fees and other damages. Licensee hereby expressly waives any and all rights Licensee may have under Sections 93.002 and 93.003 of the Texas Property Code (as amended or superseded from time to time) including without limitation its right to either recover possession of the Lease Space or terminate this Agreement, and Licensee hereby waives any and all liens (whether statutory, contractual or constitutional) and offset rights it may have against Licensor, including without limitation the rights conferred upon Licensee pursuant to Section 91.004 of the Texas Property Code, as amended or superseded from time to time, or other applicable law. Notwithstanding the foregoing, in the event of a hazardous materials contamination or Licensee’s violation of Section 12.2 or Section 12.3 of this Agreement, Licensor shall have the right, in Licensor’s sole discretion, to immediately terminate this Agreement, cause the Licensee to immediately cease operations in the Licensed Space, and/or cause the Licensee to immediately vacate the Licensed Space. In addition to the foregoing, Licensor may also terminate this Agreement pursuant to Licensor’s express termination rights elsewhere in this Agreement.

14

Section 17.2 If Licensee fails to perform any obligation of Licensee within any applicable notice, grace or cure period, then Licensor at its option may (without waiving any right or remedy for Licensee’s non-performance) at any time thereafter perform the obligation of Licensee for the account of Licensee. Licensee shall upon demand reimburse Licensor’s cost (including reasonable attorneys’ fees) of so performing on demand. Notwithstanding any other provision concerning cure periods, Licensor may cure any non-performance for the account of Licensee after such notice to Licensee, if any, as is reasonable under the circumstances if curing prior to the expiration of the applicable cure period is reasonably necessary to prevent damage to the Licensed Space, the Premises or the Building or injury to persons, or to protect Licensor’s interest in the Licensed Space, the Premises or the Building.

Section 17.3 Licensor shall be entitled to collect from Licensee reasonable attorneys’ fees associated with Licensor’s enforcement of this Agreement.

ARTICLE XVIII. Liability of Licensor; No Privity with Manager.

Section 18.1 Licensor and its contractors, including but not limited to Manager, shall not be liable to Licensee for any injury or damage to persons or property, any loss or claim or any interruption of Licensee’s operations or use of the Licensed Space or failure to provide Standard License Services EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF LICENSOR AND ITS CONTRACTORS, INCLUDING BUT NOT LIMITED TO MANAGER unless any such injury, damage, loss, claim or interruption is due to Licensor’s gross negligence or willful misconduct. If there is any interruption of Standard License Services, or of Licensee’s operations or use of the Licensed Space, then Licensee shall give Licensor written notice thereof and a reasonable opportunity to correct such condition, and in the interim Licensee shall not claim that it has been constructively evicted or is entitled to an abatement of the License Fee. To the extent permitted by applicable law, Licensee waives any right of offset against Licensee’s fee obligations that may be provided by any statute or rule of law in connection with Licensor’s duties under this Agreement.

Section 18.2 Licensee agrees that, subject to the provisions of Section 11.1, nothing in this Agreement requires Licensor or Manager to maintain in confidence any confidential information (including as contained in any documentation) provided to Licensor or Manager by Licensee (directly or through any of its affiliated companies or third party consultant or contractor, including a Third-party Servicer), including information provided in or as part of the License Application or pursuant to Section 3.1 of this Agreement. Licensee accepts all risk to it and its intellectual property interests associated with, and Licensor shall have no liability arising from, Licensee’s disclosure of any of Licensee’s confidential information to Licensor or any of its affiliated companies or third party consultants or contractors.

15

Section 18.3 Notwithstanding the foregoing, the Parties agree and acknowledge that this Article XVIII shall not limit the rights and obligations of Licensor or Manager (or an Affiliate of Licensor or Manager) and Licensee resulting from separate future written agreements, if any, that may be entered into between them, including but not limited to a confidentiality agreement to permit them to evaluate their respective technologies.

Section 18.4 Notwithstanding any other provision in this Agreement, Licensee acknowledges that Licensor will be performing construction work in and around the Building while Licensee is occupying the Licensed Space. Licensee understands and acknowledges that such construction work may result in noise, vibration, dirt, dust and other circumstances commonly attendant to construction and Licensee agrees that such construction shall not (i) constitute a breach by Licensor under this Agreement; (ii) relieve Licensee of any obligation under this Agreement; and (iii) be deemed a constructive eviction of Licensee from the Licensed Space. LICENSEE HEREBY WAIVES ANY CLAIM OF INJURY OR INCONVENIENCE TO LICENSEE’S BUSINESS, INTERFERENCE WITH LICENSEE’S BUSINESS, LOSS OF OCCUPANCY OR QUIET ENJOYMENT OF THE LICENSED SPACE, OR ANY OTHER LOSS OCCASIONED BY THE PERFORMANCE OF CONSTRUCTION WORK, AND NO SUCH INJURY, INCONVENIENCE, INTERFERENCE, OR LOSS SHALL RELIEVE LICENSEE OF ANY OBLIGATIONS UNDER THIS AGREEMENT.

Section 18.5 Nothing contained in this Agreement shall be construed to create privity of estate or of contract between Licensee and Manager.

ARTICLE XIX. Notices.

Section 19.1 Any bills, statements, notices, demands, requests or other communications given or required to be given pursuant to this Agreement shall be effective only if rendered or given in writing, sent by (1) registered or certified mail, return receipt requested, (2) a nationally recognized courier service such as Federal Express or UPS, or (3) hand delivery (with a duplicate copy sent via either method described in (1) or (2) immediately above) addressed

(a) if to Licensee, to:

BIOLIFE4D, INC.

318 HALF DAY RD, SUITE 201

BUFFALO GROVE, IL 60089

Attn: RAVI BIRLA

(b) if to Licensor, to:

Texas Medical Center

2450 Holcombe Blvd, Suite 1

Houston, Texas 77021

Attn: Senior Vice President, General Counsel

16

With a required copy to Manager:

Johnson & Johnson Innovation LLC

c/o JLABS

3210 Merryfield Row

San Diego, California 92121

Attn: Head of JLABS

Section 19.2 Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement, if sent by facsimile transmission, upon answer back confirmation, and otherwise, upon delivery, refusal of delivery or when delivery is first attempted on a business day. Either party may at any time change its address for notification purposes by providing written notice stating the change and setting forth the new address.

ARTICLE XX. Holdover.

Section 20. l In addition to and not in limitation of the provisions of Section 15.1 of this Agreement, Licensee hereby acknowledges and agrees that damage to Licensor resulting from any failure by Licensee timely to surrender the Licensed Space and not subject to indemnification under such Section 15.1 will be substantial, will exceed the amount of monthly License Fee theretofore payable hereunder, and will be impossible of accurate measurement. Licensee therefore agrees that if possession of the Dedicated Space in the condition required by this Agreement is not surrendered to Licensor together with a cessation of use of the Common Space within one (I) day after the License Termination Date, then Licensee will pay Licensor as liquidated damages for any period during which Licensee holds over in the Licensed Space after the License Termination Date, a rate equal to 200% of the then current monthly License Fee hereunder pro-rated on a day-for-day basis for the period of such holdover. The aforesaid obligations shall survive the License Termination Date or sooner termination of this Agreement. Anything in this Agreement to the contrary notwithstanding, the acceptance of any fee shall not preclude Licensor from commencing and prosecuting a holdover or summary eviction proceeding, Licensor and Licensee hereby further agreeing that any statutory right to hold over beyond the License Termination Date or sooner termination of this Agreement is hereby waived to the fullest extent permitted by the law. Unless waived by Licensor, Licensee will be considered a holdover licensee and the provisions of this Section 20.1 shall apply until Licensee completes decommissioning of the Licensed Space pursuant to Section 9.1.

ARTICLE XI. Miscellaneous.

Section 21.1 Notwithstanding any prov1s1on of this Agreement to the contrary, in no event shall Licensor or any of its directors, officers, shareholders, investors, employees, advisers, contractors, including but not limited to Manager, or agents be responsible under or for breach of any provision of this Agreement for interruption or loss of business, income or profits, or any consequential, indirect or special damages.

17

Section 21.2 Except as expressly otherwise provided herein, this Agreement embodies and constitutes the entire understanding between the parties with respect to the licensing transaction contemplated herein. This Agreement may not be modified, amended or terminated, and Licensee’s obligations hereunder shall in no way be discharged, except as expressly provided in this Agreement or by written instrument executed by the parties hereto. This Agreement shall not be construed in any way to grant Licensee any leasehold or other real property interest in the Licensed Space. This Agreement merely grants Licensee this License to enter upon, occupy and use the Licensed Space during the License Term in accordance with the terms and conditions hereof.

Section 21.3 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 21.4 This Agreement shall not be binding or effective until this Agreement is executed and delivered by Licensor and Licensee. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be effected by electronically transmitted (email) or facsimile signatures, all of which shall be treated as originals.

Section 21.5 The term “business days” as used in this Agreement shall exclude Saturdays, Sundays and holidays, the term “Saturdays” as used in this Agreement shall exclude holidays and the term “holidays’ as used in this Agreement shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day. The terms “Person” and “persons” as used in this Agreement shall be deemed to include natural persons, firms, corporations, associations and any other private or public entities, whether any of the foregoing are acting on their own behalf or in a representative capacity. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a nonexclusive manner. If any term, covenant or condition of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term, covenant or condition shall not be affected thereby. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. In the event of any action, suit, dispute or proceeding affecting the terms of this Agreement, no weight shall be given to any deletions or striking out of any of the terms of this Agreement contained in any draft of this Agreement and no such deletion or strike out shall be entered into evidence in any such action, suit or dispute or proceeding given any weight therein.

Section 21.6 Licensor and Licensee each represents and warrants to the other that it has dealt with no broker, agent or finder in connection with this Agreement. Each party agrees to indemnify the other against any claim for commission or other compensation in connection with this Agreement made against the indemnified party by any broker, agent or finder with whom the indemnifying party has engaged, or is claimed to have engaged, in connection with this Agreement, and all costs, expenses and liabilities in connection therewith, including reasonable attorneys’ fees and disbursements incurred by the indemnified party in the defense of any such claim. The terms of this Section 21.6 shall survive the expiration or earlier termination of the License Term and this Agreement.

18

Section 21.7 Licensor and Licensee each represents and warrants to the other that it is authorized to enter into this Agreement and that the respective signatories hereto have been authorized to sign this Agreement. Licensee represents and warrants to Licensor that in entering into this Agreement, Licensee does not require consent from and is not violating any contractual obligation with any other party.

Section 21.8 Subject to Article X, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

Section 21.9 Neither Licensor nor Licensee shall have the right to record this Agreement or any memorandum thereof.

Section 21.10 Licensee shall pay before past due and be liable for all ad valorem, rental, sales, use and other taxes and assessments, if any, imposed under applicable law upon, measured by or otherwise arising out of the Licensee Fee, fees for use of the Specialty Labs or any other amount payable by Licensee under this Agreement or upon, measured by or otherwise arising out of this Agreement, the License, the Licensed Space, the Premises or any property of Licensee.

ARTICLE XXII. Role of Contractors.

Section 22.1 Licensor shall be responsible for only those certain services that are provided by Licensor directly or indirectly through a service company (a “Third-Party Servicer”), engaged to provide, in a limited capacity, the Standard License Services on Licensor’s behalf as more specifically set forth in this Agreement. Licensor shall not be financially or otherwise responsible for any other services (“Non-License Services”) provided by any other party that are independent of those services provided pursuant to this Agreement. Any Non-License Services that Licensee elects to receive from a Third-Party Servicer shall be Licensee’s responsibility and shall be provided at Licensee’s sole cost and expense. Licensor does not recommend or suggest the services of any Third-Party Servicer and Licensee hereby agrees to indemnify and hold Licensor harmless with respect to all claims, losses, costs or expenses pertaining to any services that Licensee receives from a Third-Party Servicer.

Section 22.2 No Third-Party Servicer shall have any right or authority to make decisions for Licensor, to bind Licensor to any contract or arrangement or to amend or waive any of the terms and conditions of this Agreement.

Section 22.3 Licensee agrees that if it chooses to retain a Third-Party Servicer to provide any services independent from this Agreement, and Licensee has not executed and delivered to Licensor a waiver in the form of the waiver attached hereto as Exhibit D with respect to any such services, Licensee hereby unconditionally agrees to the terms of the waiver set forth in Exhibit D, which is incorporated by reference herein. The terms of this Section 22.3 and Exhibit D attached hereto shall survive the expiration or earlier termination of the License Term and this Agreement.

19

ARTICLE XXIII. Parking and Traffic Demand Management.

Section 23.1 Licensee and its employees will park in the areas serving the Building so designated from time to time by Licensor as the parking areas for Licensee and Other Licensees. Such parking areas will be non-exclusive. Licensee’s guests and invitees shall park in the parking areas so designated from time to time by Licensor as the parking areas for visitors. Licensee shall require its employees to comply with all rules and regulations related to such parking. Licensor agrees to make available to Licensee on the License Commencement Date up to the number of parking contracts in Schedule III allowing access to the surface parking lots serving the Building . Licensee agrees to enter into Licensor’s standard parking contract for parking facilities for each such parking contract. Licensee shall pay Licensor’s quoted monthly contract rates (as set from time to time) for each parking contract, plus any applicable taxes thereon. Licensor agrees to provide unreserved visitor parking spaces in the surface parking lot serving the Building, the location and number of such visitor parking spaces to be determined by Licensor from time to time in its reasonable discretion. Visitor parking shall be provided subject to the availability of such visitor spaces. Licensee shall pay Licensor’s quoted rates (as set from time to time) for any validated visitor parking tickets, plus any applicable taxes thereon.

Section 23.2 Licensee acknowledges that the Premises is subject to certain traffic demand management requirements and that as from time to time requested by Licensor Licensee shall comply with and cause its employees to comply with any required traffic demand management program requirements applicable with respect to the Building.

ARTICLE XXIV. Security.

Section 24.1 Licensor may but shall not be obligated to provide security (including security guards) at the Premises and with respect to the Licensed Space. Licensee shall comply with all security procedures and requirements including all applicable SOPs related to security. Licensee shall cause all of its employees to wear their issued ID badges (or comply with similar security requirements) at all times while in the Licensed Space or in the Building. Licensee and its employees, agents, invitees and guests shall not at any time attempt to access or enter any portion of the Building that is not part of the Licensed Space or a designated parking area.

Section 24.2 Notwithstanding the fact that Licensor may, in its sole discretion, provide security services at the Premises or Licensed Space, from time to time during the License Term, it has no duty or obligation to do so and Licensee is solely responsible for the security of its personal property and risk of loss, Licensee hereby releases Licensor and Manager from any claim for injury to person or damage to property asserted by Licensee or any personnel, employee, guest, invitee or agent of Licensee that is suffered or occurs in or about the Licensed Space, the Premises, the Building or designated parking areas by reason of the act of any intruder or any third party in or about the Licensed Space, the Premises, the Building or designated parking areas.

20

ARTICLE XXV. Limitations on Disclosure and Confidentiality.

Section 25.1 Except as provided otherwise in this Article XXV, Licensee, for the benefit of Licensor, hereby agrees that it will not, either during or after the License Term, issue or release, or cause or permit to be issued or released, to the public or the media, any press notices, publicity (oral or written) or advertising promotions relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, or discuss in interviews with the media, in any manner whatsoever (including at trade shows and in industry and professional gatherings, events and publications) the existence, terms, conditions or substance of this Agreement or any information or details regarding the Licensor or any other licensee occupants’ occupancy, activity or operations at the Premises (“Confidential Information”) without first obtaining the prior written consent of the Licensor, which consent may be withheld in its sole discretion. Licensee is not authorized to invite any member of the press or media to the Premises or the Building for any purposes including any interviews without first obtaining the prior written consent of the Licensor, which consent may be withheld in its sole discretion. In addition, except as provided otherwise in this Article XXV, Licensee shall keep strictly confidential and not disclose any of the Confidential Information. Licensee agrees to advise its employees, attorneys, accountants, professional consultants, advisors, financial advisors, investors and lenders (“Representatives”) of the confidentiality requirements of this Article XXV and to require all of the Representatives to abide by the terms hereof.

Section 25.2 It is understood and agreed that the foregoing shall not (a) preclude Licensee from discussing the substance or any relevant details of the Confidential Information, on a confidential basis with its Representatives, as the case may be, (b) prevent any party hereto from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, (c) prevent Licensee from contacting public agencies or governmental authorities in connection with any application for state or local permits related to Licensee’s operations at the Premises or (d) prevent any party from disclosing Confidential Information to the extent required to enforce the terms of this Agreement.

Section 25.3 Licensee acknowledges that the covenants and agreements in this Article XXV are material inducements to Licensor without which Licensor would not have entered in to this Agreement with Licensee and that this Article XXV contains reasonable protections for Licensor against improper disclosure of potentially sensitive information. Licensee agrees that any disclosure or use of the Confidential Information by itself or any of its Representatives not in accordance with the provisions of this Article XXV shall be in violation of this Agreement. Licensee hereby agrees to indemnify and hold Licensor harmless from and against any cost, damage, liability, loss or claim arising from violation of this Article XXV. In addition to any other remedies available to Licensor, Licensor shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Licensee or its Representatives in order to enforce the provisions of Article XXV.

(Signatures on following page)

21

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LICENSOR:

TEXAS MEDICAL CENTER

By:	/s/ William F. McKeon
Name:	William F. McKeon
Title:	President and CEO

LICENSEE:

BIOLIFE4D INC.

By:	/s/ Steven Morris
Name:	Steven Morris
Title:	CEO

EXHIBIT A

Plat of the Premises

EXHIBIT B

List of Initial Standard Operating Procedures

Document #	Document Name
JLABS-DOC-1001	Injury Illness Prevention Program Template
JLABS-DOC-1002	Emergency Evacuation Procedure Policy
JLABS-DOC-1003	Hazard Communication Plan Template
JLABS-DOC-1004	Blood borne Pathogens - Exposure Control Plan Template
JLABS-DOC-1005	Safety Officer Responsibilities and Guidelines
JLABS-DOC-1006	Health and Safety Inspection Program Guidelines
JLABS-DOC-1007	Ergonomics Program Template
JLABS-DOC-1008	Personal Protective Equipment Program Template
JLABS-DOC-2001	Biological Waste Management Policy
JLABS-DOC-2002	Chemical Handling and Transport Policy
JLABS-DOC-2003	Wastewater Discharge Policy
JLABS-DOC-2004	Hazardous Waste Management Policy
JLABS-DOC-2006	Non-Hazard Disposal Policy
JLABS-DOC-2007	EH&S Training Program Guidelines
JLABS-DOC-2008	Communication of Environmental Issues Policy
JLABS-DOC-2010	Chemical Release-Non-conformance Policy
JLABS-DOC-2011	Empty Container Management Policy
JLABS-DOC-2013	Water Sampling and Management Policy
JLABS-DOC-3002	Chemical Hygiene Plan Template
JLABS-DOC-3003	Accident/Incident/Near Miss Reporting and Investigation Policy
JLABS-DOC-3004	EHS Management System Description Policy
JLABS-DOC-3005	EHS Assessments and Audits Policy
JLABS-DOC-3010	Emergency Response Plan
JLABS-DOC-3012	Handling EHS Inquiries Policy
JLABS-DOC-3016	Hazardous Materials Contingency Plan Policy
JLABS-DOC-3017	Incidents, Non-Conformances, and Preventative Actions Policy
JLABS-DOC-4001	Cell Culture laboratory Procedure Guidelines
JLABS-DOC-4004	Common Use laboratory Area Guidelines
JLABS-DOC-4012	Chemistry Lab/ Biology Lab Use Guidelines
JLABS-DOC-5002	General Laboratory Guidelines
JLABS-DOC-4006	Ultra Low Temperature Freezer Use and Operation Guidelines
JLABS-DOC-4007	Cryogenic Storage Unit Use Guidelines
JLABS-DOC-4008	Refrigerator/Freezer Use and Operation Guidelines
JLABS-DOC-4010	Incubator Use and Operation Guidelines
JLABS-DOC-4015	LC/MS Use and Operation Guidelines
JLABS-DOC-4016	Flow Cytometer Use and Operation Guidelines
JLABS-DOC-4017	HPLC Use and Operation Guidelines

Document #	Document Name
JLABS-DOC-4020	Autoclave Use and Operation Guidelines
JLABS-DOC-4021	Glassware Washer Use and Operation Guidelines
JLABS-DOC-4022	Freeze Drying Unit Use and Operation Guidelines
JLABS-DOC-4023	Water Bath Use and Operation Guidelines
JLABS-DOC-5003	Licensee Regulatory Checklist and Process Flow Diagram Guidelines
JLABS-DOC-5006	Chemical Inventory and HMIS Management Guidelines
JLABS-DOC-6004	Maintenance and Operations of Temperature Sensitive Alarms
JLABS-DOC-6005	Security Program Overview SOP
JLABS-DOC-6019	Waste Container Policy
JLABS-DOC-7006	Emergency Contact Numbers
JLABS-DOC-7012	Licensee Move-Out Procedure Guidelines
JLABS-DOC-7013	Master Equipment List
JLABS-DOC-7014	Intranet - Juniverse Use Procedure
JLABS-DOC-7017	Licensee Move-In Procedure Policy
JLABS-DOC-7022	Default Remedies Policy
JLABS DOC-7024	External Media Approval Policy

Subject to change as specialty and site specific training materials may be required.

EXHIBIT B-2

Certified Industrial Hygienists

1.

2.

EXHIBIT C

Insurance

(i)	Comprehensive or Commercial Form General Liability Insurance with a minimum combined single limit of $1,000,000.00 per occurrence including, without limitation, contractual liability, personal and advertising injury and broad form property damage. If such insurance is written on a claims-made, coverage shall survive for a period of not less than three (3) years following termination of this Agreement. Coverage shall provide for a retroactive date of placement prior to coinciding with the effective date of this Agreement; Licensor, Manager and the other Licensor Parties shall each be named as an Additional Insured on the policy and coverage shall be primary and non-contributory with any insurance policy maintained by the Additional Insured with the policy endorsed to provide a waiver of subrogation in favor of Licensor, Manager and the other Licensor Parties.

(ii)	The Licensee, at any time while it has any employees, shall have in place Workers’ Compensation at statutory limits and Employers Liability Insurance with minimum limits of $1,000,000.00 per occurrence; with the policy endorsed to provide a waiver of subrogation in favor of Licensor, Manager and the other Licensor Parties.

(iii)	The Licensee, at any time while it owns or uses in its operations automobiles (including trucks) shall have in place. Primary Auto Liability Insurance covering all owned, non-owned and hired vehicles, in a minimum of $1,000,000.00 combined single limit for bodily injury and property damage; Licensor, Manager and the other Licensor Parties shall each be named as an Additional Insured on the policy and coverage shall be primary and non-contributory with any insurance policy maintained by the Additional Insured with the policy endorsed to provide a waiver of subrogation in favor of Licensor, Manager and the other Licensor Parties.

(iv)	Umbrella Liability providing excess limits for General Liability, Employer’s Liability and Auto Liability, in a minimum limit of $3,000,000.00. Said umbrella liability insurance may be satisfied through a combination of primary insurance and umbrella insurance for a combined limit of $4 million per occurrence. A lesser amount may be approved by Licensor which shall be evidenced by Licensor initialing the approved limit on the Certificate of Insurance. Licensor, Manager and the other Licensor Parties shall each be named as an Additional Insured on the policy and coverage shall be primary and non-contributory with any insurance policy maintained by the Additional Insured with the policy endorsed to provide a waiver of subrogation in favor of Licensor, Manager and the other Licensor Parties.

(v)	At any time Licensee has property including fixtures, equipment, and personal property valued in excess of $10,000 on a full replacement cost basis, Licensee shall, at Licensee’s sole cost and expense, maintain property damage insurance on a full replacement cost basis on such property with elimination of a coinsurance provision. Such property insurance shall include coverage for temperature sensitive materials where applicable. During the term of the License of real property, the Licensee shall also maintain a rental income insurance policy, with loss payable to the Licensor, in an amount equal to the total License Fees payable under this Agreement for ten (10) months. In addition, Licensee shall at Licensee’s sole cost and expense, maintain business interruption insurance against loss resulting directly from necessary interruption of business caused by damage to or destruction of real or personal property, by the perils insured against, during the term of this policy, on premises occupied by the Insured and situated as herein described.

(vi)	Licensee shall provide (30) thirty days advance written notice to Licensor, regarding all insurance policies required herein, of any modifications, changes or cancellations, and (b) said policies shall be procured from an insurer licensed to do business in Texas with a Best’s rating of “A-” “VIII” or better.

EXHIBIT D

Licensee Acknowledgement and Waiver of Independent Services

Licensee and Licensor are each referred to in this Exhibit D as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Licensee has entered into one or more agreements dated on or about the date hereof (the “Services Agreement”) with ____________ a ___________ with offices at ____________ (“Consultant”); and

WHEREAS, in accordance with Section 22.3 of the License Agreement (the “License Agreement”), dated [                   ] between Texas Medical Center (“Licensor”) and                      (“Licensee”), Licensee agreed to execute and deliver this Acknowledgment immediately upon execution of any agreement with the Consultant or any affiliate thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Licensee, intending to be legally bound, hereby agrees for the benefit of Licensor as follows:

1. General Release. Licensee acknowledges that Licensor is not financially or otherwise responsible for any services or products provided, or promised or agreed to be provided, by Consultant to Licensee including under the Services Agreement. Licensee hereby unconditionally and irrevocably releases, acquits and forever discharges Licensor, together with Licensor’s subsidiaries, parents, affiliates, assigns and successors and each of its past and present direct and indirect shareholders, directors, members, partners, officers, employees, attorneys, contractors, including Licensor’s manager (Johnson & Johnson Innovation LLC), agents and representatives (collectively, the “Releasees”) from any and all actions, causes of action, claims, duties, suits, damages, judgments, liabilities, obligations, judgments, orders, demands, costs and expenses (collectively, “Actions”) whatsoever, whether known or unknown, in law or equity, existing by statute, common law, contract or otherwise, including without limitation Actions it now has or may later have or claim to have against the Releasees individually, collectively, or jointly and severally, involving or based in whole or in part upon any facts, conduct, activities, transactions, events or occurrences which relate to or arose in connection with the Services Agreement or any other services or products provided, or promised or agreed to be provided, by Consultant or its affiliates independently of the services to be provided by Licensor as licensor under the License, including, without limitation, Consultant’s failure to protect and maintain any of Licensee’s confidential or proprietary information.

2. Acknowledgment of Waiver: Disclaimer of Benefits. Licensee acknowledges and agrees that it is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Releasees of any kind whatsoever, including without limitation, attorneys’ fees and any form of injunctive relief.

3. Effect of Release and Waiver. Licensee understands and intends that this Acknowledgement constitutes a general release of all claims, and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

4. Waiver of Unknown Claims. To the extent permitted under applicable law, Licensee expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Licensee understands the significance of its release of unknown claims and its waiver of statutory protection against a release of unknown claims.

5. Consultation with Counsel. Licensee acknowledges that it was afforded an adequate opportunity to read the Acknowledgment and to consult with counsel of its choice as to the legal effect of the terms hereof prior to signing the Acknowledgment.

6. Choice of Law. This Acknowledgment shall be governed by and construed under the internal laws of the State of Texas (without given effect to the choice of law principles therein).

7. Counterparts and Electronic Signatures. This Acknowledgment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement. An electronically signed or transmitted facsimile copy of this Letter, including by PDF, and any signatures hereon shall be considered for all purposes as originals.

8. Severability. Whenever possible, each provision of this Acknowledgment will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Acknowledgment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Acknowledgment will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9. Successors and Assigns. This Acknowledgment shall be binding upon Licensee and its successors and assigns and inure to the benefit of Licensor’s successors and assigns.

10. Irrevocability; Amendment and Enforcement. This Acknowledgment is irrevocable and shall not be amended or terminated without the prior written consent of Licensor and Licensee. At all times Licensor and the other Releasees shall be a third party beneficiary of this Acknowledgement and fully entitled to enforce its terms.

11. Definitions. Capitalized terms used but not defined in this Exhibit D have the meanings assigned to them in the License Agreement.

LICENSEE:

BIOLIFE4D INC.

By:
Name:
Title:

SCHEDULE I

FF&E

Common Use Lab Equipment

Lab Equipment
qRT PCR
Thermal Cycler
Microplate Washer
Lyophilizer
Compound Microscope
Fluorescence Microscope
Inverted Microscope
pH Meter
Top-Loading Balance
Analytical Balance
Benchtop Centrifuge
Floor Centrifuge
Micro Centrifuge
Biosafety Cabinet
Chemical Fume Hood
Cryo Storage
Wet Ice Machine
Dry Ice Storage
Refrigeration
Minus 20 Freezer
Minus 80 Freezer
Gravity Incubator
CO2 Incubator - Low 02
CO2 Incubator
Stackable Incubator Shaker Non-Refrigerated
Stackable Incubator Shaker Refrigerated
Stir/Heat Plate
Dry Bath
Water Bath
Water Bath/Sonicator
Acid Cabinet
Flammable Cabinet
Autoclave
Glass Washer
RODI System

SCHEDULE II

Bank Account Information

SCHEDULE III

Standard License Services

1	Lobby Staff

	1.1	Generally	The main Building lobby will be staffed during business hours.

2	Waste

	2.1	Removal	Remove office and non-office waste. Waste to be handled by Licensee pursuant to the SOPs.

3	Courier & Post

	3.1	Mail	Licensee will have a separate mailbox. Delivery to the mailbox will be provided.
	3.2	Shipping & Receiving	Central Drop or other location as may be designated by Licensor.

4	Utilities

	4.1	Non- telecommunications	Reasonable usage of heating, cooling, electricity and water pursuant to the Agreement.
	4.2	Standard Communication Package	Licensor will provide phone and internet services to Licensee in the Dedicated Space. Expenses associated with set-up, usage and other costs and fees related to telecommunications services are the responsibility of Licensee.

5	Access

	5.1	Badges	Licensor will provide security badges to Licensee for use by Licensee’s employees.

6	Parking

	6.1	Generally	Licensor will provide up to_____________ parking contracts for use by Licensee of unreserved parking spaces subject to the terms of Article XXIII of this Agreement.
	6.2	Location	Location of parking spaces for use by Licensee will be determined by Licensor from time to time.

7	Signage

	7.1	Generally	Licensor will provide one sign in the immediate area of the Dedicated Space.

8	Permits

	8.1	Generally	Licensor will hold the following applicable permits relevant to the Licensed Space as may be required: Certificate of Occupancy. Manager will provide any other required permits related to operation of the Premises in general provided that Licensees will be required to obtain permits specific to Licensee.

ANNEX I

Building Rules and Regulations

1.	The sidewalks, halls, passages, exits, entrances, elevators and stairways of the Building shall not be obstructed by any licensees or tenants in the Building (collectively, “Occupants”) or used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators and stairways are not for the use of the general public, and Licensor shall, in all cases, retain the right to control and prevent access thereto of all persons whose presence, in the judgment of Licensor, shall be prejudicial to the safety, character, reputation and interests of the Building and its Occupants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any Occupant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No Occupants and no employee, agent or invitee of any Occupant shall go upon the roof of the Building. The emergency stairwells of the Building shall not be obstructed by Occupants or used by Occupants or any Occupant’s agents, servants, employees, invitees or contractors or the public in general for any reason or purpose except as an escape route in the event of an emergency.

2.	No sign, placard, picture, name, advertisement or notice, visible from the exterior of any Occupant’s premises shall be inscribed, painted, affixed or otherwise displayed by any Occupant on any part of the Building without the prior written consent of Licensor, and Licensor shall have the right to remove any such sign, placard, picture, name, advertisement or notice at the expense of the Occupant responsible for the installation of these items and without notice to such Occupant. If Licensor shall have given its consent at any time, such consent shall be deemed to relate only to the particular sign, placard, picture, name, advertisement or notice so consented to by Licensor and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Licensor with respect to each and every other sign, placard, picture, name, advertisement or notice. All approved signs or lettering shall be printed, painted, affixed or inscribed at the expense of the Occupant by a person approved by Licensor.

3.	No Occupant’s premises shall be used for the storage of merchandise or for lodging. No cooking, other than warming in microwave ovens, shall be done or permitted by any Occupant in the Building. The preparation of coffee, tea, hot chocolate and similar hot drinks for Occupants and their employees shall be permitted. A Occupant shall be permitted to bring into its premises bottled drinking water dispensed from a machine for use by the Occupant and its employees.

4.	No Occupant shall employ any person or persons other than the janitor of Licensor for the purpose of cleaning its premises, unless otherwise agreed to by Licensor in writing. Except with the written consent of Licensor, no person or persons other than those approved by Licensor shall be permitted to enter the Building for the purpose of cleaning the same. No Occupant shall cause any unnecessary labor by reason of the Occupant’s carelessness or indifference in the preservation of good order and cleanliness. Licensor shall in no way be responsible to any Occupant for any loss of property on its premises, or for any damage done to the furniture or other effects of any Occupant by the janitor or any other employee or any other person. Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include shampooing of carpets or rugs or moving of furniture or other special services. Janitor services will not be furnished on nights when rooms are occupied after 9:30 P.M.

5.	Other then as specifically permitted in the body of this Agreement, no animals, reptiles, birds, fish (or aquariums) or other non-human, non-plant living things shall be allowed in the offices, halls, corridors, elevators or elsewhere in the Building, except for dogs benefiting the physically disabled, such as seeing eye dogs.

6.	All electric door locking device plans or proposals must be approved in writing by the City of Houston’s Building Department, as well as by Licensor, prior to installation. All electric locks must have a key override so that Licensor and/or its agents can gain access during an emergency. Additionally, Licensor shall choose the type of keyway used in the key override.

7.	Licensor will furnish each Occupant with two keys free of charge. Licensor may make a reasonable charge for any additional keys. No Occupant shall have any keys made except by Licensor. No Occupant shall alter any lock or install a new or additional lock or bolt on any door of its premises without prior written consent of Licensor. If Licensor shall give its consent, the Occupant shall in each case furnish Licensor with a key for any such lock. Each Occupant, upon the termination of its license or tenancy, as applicable, shall deliver to Licensor all keys to doors in the Building which shall have been furnished to Occupant.

8.	No safes, electronic equipment or other objects larger or heavier than that which the freight elevators of the Building are designed to carry shall be brought into or installed on any premises without Licensor’s prior written approval. The moving of such equipment shall occur only between such hours as may be designated by, and only upon previous notice to, the manager of the Building. No freight, furniture or bulky matter of any description shall be received into the Building or carried into the elevators, except during hours and in a manner approved by Licensor. Licensor shall have the right to prescribe the weight, size and position of all safes and other heavy equipment brought into the Building. Safes or other heavy objects shall, if considered necessary by Licensor, stand on supports designed to properly distribute their weight. Licensor will not be responsible for loss of or damage to any such safe or property from any cause, and all damage done to the Building by moving or maintaining such safe or other property shall be repaired at the expense of the Occupant.

9.	No Occupant shall use or keep in, on or about its premises or the Building any kerosene, gasoline or flammable or combustible fluid or material, or use any method of heating or air conditioning other than that supplied by Licensor. No Occupant shall use, keep or permit to be used or kept any foul or noxious gas or substance in, on or about its premises, or permit or suffer its premises to be occupied or used in a manner offensive or objectionable to Licensor or other Occupants of the Building by reason of noise, odors, and/or vibrations, or interfere in any way with other Occupants or those having business therein.

10.	Standard practices of the building trades at the time of construction incorporated into the Building materials containing various quantities of asbestos. All repairs, renovations, alterations or installations (including, without limitation, electrical and communications systems) must be conducted in accordance with and pursuant to OSHA and EPA guidelines and Licensor’s standard Building guidelines. All of such work, including, but not limited to, such major improvements as remodeling and something as minor as adding electrical outlets or painting, must be coordinated through the Building Office and approved by Licensor prior to work beginning. Upon completion of such work, the Occupant will be required to furnish Licensor with a certification that the completed work was done in accordance with these rules and regulations as they may be amended from time to time.

11.	In accordance with and pursuant to OSHA and EPA guidelines regarding asbestos containing materials, no Occupant shall cause to be open any part of the ceilings in the Building without having first received written permission from Licensor. It is the intent of this policy to prevent any ceiling from being opened in leased or licensed space while occupied or in the public areas of the Building during business hours, and includes any action or penetration which would break the plane of the ceiling surface, no matter how slight.

12.	Licensor shall have the following rights, exercisable without notice and without liability to any Occupant for damage or injury to property, persons or business and without effecting an eviction or disturbance of any Occupant’s use or possession or giving rise to any claim for offset or abatement of rent:

a.	To change the Building’s name and street address.

b.	To install, affix and maintain any and all signs on the exterior and interior of the Building.

c.	To control all internal lighting that may be visible from the Building exterior.

d.	To retain at all times and to use in appropriate instances keys to all doors within and into each Occupant’s premises.

e.	To decorate and to make repairs, alterations, additions, changes or improvements, whether structural or otherwise, in and about the Building or any part thereof, and to enter upon any Occupant’s premises for such purposes, to temporarily close doors, entryways, public space, corridors, interrupt or temporarily suspend Building services and facilities, change the arrangement and location of entrances, passageways, doors, elevators, shafts, stairs, toilets, etc., without abatement amounts payable Occupant or affecting any obligations of any Occupant under its written agreement with Licensor so long as the Occupant’s premises are reasonably accessible.

f.	To bear and retain a permanent title to each Occupant’s premises free and clear of any act of the Occupant purporting to burden or encumber its premises.

g.	To grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude an Occupant from the use expressly permitted in its written agreement with Licensor.

h.	To prohibit the placing of vending machines or dispensing machines of any kind in any premises without Licensor’s written permission.

i.	To take all reasonable measures as Licensor may deem advisable for the security of the Building and its occupants, including, without limitation, the search of the Building and its occupants and persons entering and leaving the Building, evacuation of the Building for cause, suspected cause or drill purposes, temporary denial of access to the Building and the closing of the Building after regular working hours.

j.	To deny entrance to the Building or remove any person or persons (including Occupants and their employees, business invitees, visitors or any other persons) from the Building in any case where the conduct of such person involves a potential hazard, nuisance, unreasonable risk, or threat of bodily injury or harm to any Occupant or other party whose presence is permitted in the Building, or to the public, or in the event of any fire or other emergency, riot, civil commotion or similar disturbance involving a substantial risk of damage to the Building or bodily harm to the Occupants or their employees, business invitees, visitors or the general public. An unreasonable risk of bodily harm is to be determined by Licensor in its sole discretion and shall include possessing or carrying a club, explosive, weapon, firearm, illegal knife, switchblade knife, hoax bomb, chemical dispensing device or zip gun (as those terms are defined in Section 46.01 of the Texas Penal Code). Licensor shall have the right at any time and from time to time to install and utilize metal detectors or similar security screening devices in the Building and to deny access to persons who create an unreasonable risk of bodily harm to Occupants or other persons lawfully present in the Building.

13.	Licensor reserves the right to exclude from the Building between the hours of 7:00 P.M. and 7:00 A.M. and at all hours on Saturdays and Sundays and legal holidays all persons who do not present either an access card issued by Licensor or a pass to the Building signed by Licensor. Licensor will furnish a pass to each person for whom an Occupant requests a pass in writing. Each Occupant shall be responsible for all persons for whom it requests passes and shall be liable to Licensor for all acts of such persons. Licensor shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In the case of invasion, mob, riot, public excitement, or other circumstances rendering such action advisable in Licensor’s opinion, Licensor reserves the right to prevent access to the Building during the continuance of the same by such actions as Licensor may deem appropriate, including closing and locking doors.

14.	The directory board of the Building will be provided at no charge for the display of the name and location of Occupants only, and Licensor reserves the right to exclude any other names therefrom. Any additional name which an Occupant shall desire to place upon the directory board (subject to availability) must first be approved by Licensor, and if so approved, a charge will be made therefor.

15.	No curtains, draperies, blinds, shutters, shades, screens or other coverings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window of the Building without the prior written consent of Licensor. In any event, with the prior written consent of Licensor, the above items shall be installed inboard of Licensor’s standard window covering and shall in no way be visible from the exterior of the Building.

16.	No Occupant shall obtain for use in its premises ice, drinking water, food, beverage, towel or other similar services or accept barbering or shoe shining services in its premises, except from persons authorized by Licensor, and at hours and under regulations fixed by Licensor, except as otherwise set forth in the Occupant’s written agreement with Licensor.

17.	At any party where alcoholic beverages are to be served or consumed within a Occupant’s premises, the Occupant is required to have two off-duty policemen attend the party. One policeman should remain in the suite during the party, and one should position himself near the proper elevator bank.

18.	Each Occupant shall see that the doors of its premises are closed and securely locked and must observe strict care and caution that all water faucets, water apparatus and utilities are shut off before the Occupant or its employees leave the Occupant’s premises, so as to prevent waste or damage. On multiple-tenancy floors, all Occupants shall keep the door or doors to the Building corridors closed at all times except for ingress and egress.

19.	The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed. No foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Occupant who, or whose employees, agents or invitees, shall have caused it.

20.	Except with the prior written consent of Licensor, no Occupant shall sell or permit the sale of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise in or on its premises, nor shall any Occupant carry on, permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from its premises for the services or accommodation of occupants of any other portion of the Building.

21.	No Occupant shall install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. No Occupant shall install or use a garbage disposal unit that discharges into the sewer lines of the Building.

22.	No hand trucks or dollies, except those approved by Licensor, shall be used in any public space (including lobbies and elevators) of the Building by any Occupant. No other vehicles of any kind, including bicycles, shall be brought into the Building or kept in or about any premises by any Occupant, their employees, agents or invitees.

23.	Each Occupant shall store all its trash and garbage within its premises. No material shall be placed in the trash boxes or receptacles that is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the City of Houston, without being in violation of any law or ordinance governing such disposal. All garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Licensor shall designate. Large containers and any non-compactible trash shall be kept in the Occupant’s premises until such time as the Occupant has made suitable arrangements for its removal.

24.	Canvassing, soliciting and peddling in the Building are prohibited, and each Occupant shall cooperate to prevent the such activities.

25.	The requirements of the Occupants will be attended to only upon application at the office of the Building. Employees of Licensor shall not perform any work or do anything outside of their regular duties unless under special instructions from Licensor.

26.	Licensor may waive any one or more of these Rules and Regulations for the benefit of any particular Occupant or Occupants, but no such waiver by Licensor shall be construed as a waiver of the Rules and Regulations in favor of any other Occupant or Occupants, nor prevent Licensor from thereafter enforcing any of the Rules and Regulations against any or all of the Occupants of the Building.

27.	These Rules and Regulations are in addition to and shall not be construed in any way to modify, alter or amend, in whole or in part, the terms, covenants, agreements and conditions of any written agreement between Licensor and Occupant.

Licensor reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.